Exhibit 99.1

Company Contact	Investor Relations

John L. Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

CONNETICS RECEIVES FDA APPROVABLE LETTER
FOR EXPANDED LABEL CLAIMS FOR OLUX®

PALO ALTO, Calif. (October 28, 2002) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced that the U.S. Food and Drug Administration (FDA) has issued an approvable letter to Connetics for its supplemental New Drug Application (sNDA) to expand label claims for OLUX to include the treatment of non-scalp psoriasis. Final approval is subject to finalization of ongoing discussions regarding product labeling. The Company continues to anticipate final approval of the sNDA by calendar year end. OLUX is currently approved as a treatment for steroid-responsive scalp dermatoses.

About OLUX
 OLUX is a stabilized foam formulation of clobetasol propionate, 0.05%, a super high-potency corticosteroid. OLUX foam liquefies when applied to the skin and is designed to deliver active drug to the disease site.

About the Foam
 Connetics designed the foam vehicle to be easier-to-apply, less messy and cosmetically more acceptable than currently marketed dermatological solutions, creams, ointments and gels. In a survey conducted by Connetics, 80% of patient responders said that they preferred the foam to other topical vehicles. In another survey of 2,288 dermatologists, 91% responded that they believed the foam would enhance patient compliance.

About Connetics
 Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate) Foam, 0.12%. The Company also is developing ExtinaTM, a foam formulation of the antifungal drug ketoconazole, and ActizaTM, a foam formulation of clindamycin for treating acne. Connetics also recently in-licensed Velac® gel. These formulations aim to improve the management of dermatological diseases, provide significant product differentiation, and extend product life cycles. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

The statements in this news release regarding the timing for approval of the sNDA for OLUX constitute forward-looking statements. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that discussions with the FDA may not proceed as anticipated. The actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the last fiscal year, and the most recently filed Quarterly Report on Form 10-Q.

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